Exhibit 99.1

FOR IMMEDIATE RELEASE

Company:
John Rush, CEO
IR@nasmedical.com
(818) 734-8600

NORTH AMERICAN SCIENTIFIC RECEIVES
NOTICE OF NON-COMPLIANCE FROM NASDAQ
Company Intends to Effect Reverse Stock Split Pending
Stockholders' Approval to Regain Compliance

Chatsworth, CA - April 10, 2008— North American Scientific, Inc. (NASDAQ: NASI) today announced that it received a notice from The NASDAQ Stock Market (“NASDAQ”) dated April 4, 2008 indicating that the 180 calendar day compliance period granted to the Company in accordance with Marketplace Rule 4450(e)(2) ended on April 2, 2008 and the Company failed to regain compliance with the minimum $1.00 bid price per share requirement for continued listing of its Common Stock on the Nasdaq Capital Market, as set forth in Marketplace Rule 4450(a)(5) (the “Rule). Further, the notice indicated that the Company is not eligible for an additional 180 calendar day compliance period given that it does not meet the Nasdaq Capital Market initial inclusion criteria of $15.0 million Market Value of Publicly Held Shares, as set forth in Marketplace Rule 4310(c). Therefore, the Company’s Common Stock is subject to delisting from the Nasdaq Capital Market at the opening of business on April 15, 2008.

The Company has until April 11, 2008 to appeal Nasdaq’s determination to delist its common stock to a NASDAQ Listing Qualifications Panel (the “Panel”), which, if granted, will stay the delisting pending the Panel’s decision .The Company plans to file such an appeal by April 11, 2008. If granted a hearing, the Company will be required to provide a plan to regain compliance to the Panel, and, according to the Nasdaq letter, historically Panels have generally viewed a near-term reverse stock split as the only definitive plan acceptable to resolve a bid price deficiency. The Company’s plan will include a one share for five share reverse stock split, approved by its Board of Directors on February 15, 2008, to be voted upon by its Stockholders at its annual meeting to be held on April 29, 2008. However, there can be no assurance the Panel will grant the Company’s request for a hearing or for continued listing.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition the Company plans to commercialize its ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, which are the only devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.